Exhibit 99.1

BED BATH & BEYOND INC. ANNOUNCES THIRD QUARTER RESULTS;

COMPANY TO COMMENCE $350 MILLION SHARE REPURCHASE
PROGRAM

•   Net Earnings Increase  21.3% to $121.9 million ($.40 per share)

UNION, New Jersey, December 15, 2004 --- Bed Bath & Beyond Inc. today reported net earnings of $121.9 million ($.40 per share) in the fiscal third quarter ended November 27, 2004, an increase of approximately 21.3% from the $100.5 million ($.33 per share) earned in the fiscal third quarter of 2003.  Net sales for the fiscal third quarter of 2004 were approximately $1.3 billion, an increase of approximately 11.1% from net sales of approximately $1.2 billion in the fiscal third quarter of 2003.  Comparable store sales for the fiscal third quarter of 2004 grew by approximately 3.1%.

For the fiscal nine months ended November 27, 2004, net earnings increased approximately 26.9% to $324.0 million ($1.06 per share) from $255.2 million ($.84 per share) earned in the comparable period of the prior year.  Net sales for the fiscal nine months of 2004 rose approximately 15.7% to approximately $3.7 billion from approximately $3.2 billion in the corresponding period of the prior year.  Comparable store sales for the fiscal nine months increased by approximately 4.2%.

Bed Bath & Beyond Inc. also announced today that its Board of Directors has approved a $350 million share repurchase program, which authorizes the Company to repurchase shares of its common stock in the open market at times and prices considered appropriate by the Company.  The program is effective today, and is expected, depending upon prevailing market conditions, to be completed within approximately twelve months.

“Our Board took this action based upon our Company’s continued strong financial condition and it reflects the Board’s confidence in Bed Bath & Beyond’s growth potential, financial outlook and excess cash flow generation” said Steven Temares, Chief Executive Officer and Member of the Board of Directors.  “In addition to providing value to our shareholders through the $350 million share repurchase program, our strong operations should allow us to continue to invest in our infrastructure and maintain our flexibility to take advantage of opportunities, as they may arise.”

The Company, which has been debt-free for over 8 years, had approximately $1.3 billion in cash, cash equivalents and investment securities as of November 27, 2004, which date is just prior to what has been historically the Company’s most positive cash flow generation period of the year.

As of November 27, 2004, the Company operated a total of 698 stores, including 640 Bed Bath & Beyond stores (of which 34 were opened during the fiscal third quarter) in 44 states and Puerto Rico.  In addition, as of that date, Christmas Tree Shops, Inc. (acquired in fiscal 2003) operated 26 stores in 7 states, (2 of which were opened during the fiscal third quarter), and Harmon Stores, Inc. (acquired in fiscal 2002) operated 32 stores in 3 states, (1 of which opened during the fiscal third quarter).   Consolidated total store space as of November 27, 2004 was approximately 22.4 million square feet.

During the fiscal fourth quarter of 2004 the Company plans to open approximately 20 Bed Bath & Beyond stores, in both new and existing markets, and approximately 4 Harmon Stores.  The additional openings will bring to approximately 85 the total number of new Bed Bath & Beyond stores opened in fiscal 2004 and to approximately 660 the number of Bed Bath & Beyond stores expected to be in operation at fiscal year-end.  Including the planned fiscal fourth quarter openings, the total square feet of store space added to the core Bed Bath & Beyond chain will be approximately 10% greater than the total square feet of store space added during fiscal 2003, when 85 new Bed Bath & Beyond stores were opened.  Also, as of February 26, 2005, there are expected to be in operation 26 Christmas Tree Shops and 36 Harmon Stores.

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Bed Bath & Beyond Inc. is a nationwide chain of retail stores.  The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings.  The Company’s Christmas Tree Shops and Harmon Stores sell giftware and household items and health and beauty care items, respectively.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 Index and the NASDAQ-100 Index.  The Company is counted among the Fortune 500, the Forbes 500 and the Business Week 50.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions, changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Chief Financial Officer	Director of Financial	Investor Relations
and Treasurer	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	November 27,	November 29,	November 27,	November 29,
	2004	2003	2004	2003

Net sales	$1,305,155	$1,174,740	$3,680,032	$3,180,053

Cost of sales	757,003	687,753	2,144,277	1,866,741

Gross profit	548,152	486,987	1,535,755	1,313,312

Selling, general and administrative expenses	357,174	325,528	1,026,962	905,536

Operating profit	190,978	161,459	508,793	407,776

Interest income	4,889	1,965	11,663	7,219

Earnings before provision for income taxes	195,867	163,424	520,456	414,995

Provision for income taxes	73,940	62,918	196,472	159,773

Net earnings	$121,927	$100,506	$323,984	$255,222

Net earnings per share - Basic	$0.40	$0.34	$1.08	$0.86
Net earnings per share - Diluted	$0.40	$0.33	$1.06	$0.84

Weighted average shares outstanding - Basic	301,409	297,279	300,868	296,018
Weighted average shares outstanding - Diluted	307,557	305,156	306,878	304,122

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	November 27, 2004	November 29, 2003

Assets

Current assets:
Cash and cash equivalents	$781,922	$620,331
Short term investment securities	186,854	84,059
Merchandise inventories	1,213,785	1,167,808
Other current assets	125,639	94,825

Total current assets	2,308,200	1,967,023

Long term investment securities	331,556	133,876
Property and equipment, net	558,496	506,064
Goodwill	147,559	145,932
Other assets	21,148	26,166

	$3,366,959	$2,779,061

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$518,817	$529,440
Accrued expenses and other current liabilities	265,505	287,090
Merchandise credit and gift card liabilities	73,442	52,957
Income taxes payable	27,259	27,315

Total current liabilities	885,023	896,802

Deferred rent and other liabilities	114,756	82,316

Total liabilities	999,779	979,118

Total shareholders’ equity	2,367,180	1,799,943

	$3,366,959	$2,779,061

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Nine Months Ended
	November 27, 2004	November 29, 2003

Cash Flows from Operating Activities:

Net earnings	$323,984	$255,222
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	69,957	60,686
Amortization of bond premium	988	1,079
Tax benefit from exercise of stock options	24,898	43,691
Deferred income taxes	1,607	2,575
(Increase) decrease in assets, net of effect of acquisition:
Merchandise inventories	(201,451)	(182,532)
Other current assets	(30,417)	(24,799)
Other assets	305	(6,998)
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	120,167	150,131
Accrued expenses and other current liabilities	(1,823)	25,014
Merchandise credit and gift card liabilities	10,254	8,775
Income taxes payable	(6,586)	(44,523)
Deferred rent and other liabilities	3,410	12,555

Net cash provided by operating activities	315,293	300,876

Cash Flows from Investing Activities:

Purchase of investment securities	(400,578)	(222,224)
Redemption of investment securities	133,548	252,770
Payment for acquisition, net of cash acquired	—	(175,487)
Capital expenditures	(112,167)	(79,168)

Net cash used in investing activities	(379,197)	(224,109)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	27,478	49,109
Payment of deferred purchase price for acquisition	(6,667)	—
Prepayment of acquired debt	—	(21,215)

Net cash provided by financing activities	20,811	27,894

Net (decrease) increase in cash and cash equivalents	(43,093)	104,661

Cash and cash equivalents:
Beginning of period	825,015	515,670
End of period	$781,922	$620,331